Exhibit 10.1

Execution Version

Confidential

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT PASSAGE BIO, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

by and between

Passage Bio, Inc.

and

Gemma Biotherapeutics, INC.

July 31, 2024

Execution Version

Confidential

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS & INTERPRETATION2

Article 2 LICENSE15

2.1 Exclusive License to Gemma15

2.2 Retained Rights15

2.3 Right to Sublicense15

2.4 Right to Subcontract16

2.5 Right of Access and Reference17

2.6 No Implied Licenses17

2.7 Upstream License17

2.8 Third Party Licenses18

Article 3 EXCLUSIVITY19

3.1 Exclusivity18

3.2 Exception for Change of Control18

Article 4 GOVERNANCE19

4.1 Alliance Managers19

4.2 Cooperation with UPenn Agreement Committees19

Article 5 PAYMENTS19

5.1 Product Supply for Clinical Studies19

5.2 Development and Regulatory Milestones19

5.3 Sales Milestones20

5.4 Royalty Payments20

5.5 FDA Priority Review Voucher22

5.6 Payment Terms22

5.7 Payment Currency; Exchange Rate; Offset23

5.8 Late Payments23

5.9 Payments to Third Parties23

5.10 Accounting24

5.11 Records and Audit Rights24

5.12 Taxes25

5.13 Blocked Currency25

Article 6 DEVELOPMENT AND COMMERCIALIZATION25

6.1 Development Plan25

6.2 Clinical Development25

6.3 Commercialization26

6.4 Manufacturing26

6.5 Regulatory26

6.6 General Diligence26

6.7 Diligence Events26

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6.8 Progress Reports27

Article 7 CONFIDENTIALITY27

7.1 Confidential Information27

7.2 Duty of Confidence; Exceptions28

7.3 Authorized Disclosures28

7.4 Prior Confidentiality Agreements29

7.5 Public Disclosures; Securities Filings29

7.6 Use of Names30

Article 8 INTELLECTUAL PROPERTY30

8.1 Ownership30

8.2 Patent Prosecution and Maintenance30

8.3 Cooperation for Patent Extensions31

8.4 Patent Listings31

8.5 Common Interest Disclosures31

8.6 Patent Enforcement31

8.7 Infringement of Third Party Rights32

8.8 Patent Marking33

8.9 Trademarks33

Article 9 REPRESENTATIONS, WARRANTIES, AND COVENANTS33

9.1 Representations and Warranties of Each Party33

9.2 Representations and Warranties of Passage34

9.3 Mutual Covenants34

9.4 Passage Covenants35

9.5 Gemma Covenants35

9.6 No Other Warranties35

Article 10 INDEMNIFICATION36

10.1 Indemnification by Gemma36

10.2 Indemnification by Passage37

10.3 Procedure37

10.4 Insurance38

10.5 Limitation of Liability39

Article 11 TERM AND TERMINATION39

11.1 Term39

11.2 Termination for Diligence Event Failure40

11.3 Termination for Convenience; Termination for Cause40

11.4 Termination for Bankruptcy40

11.5 Termination for Patent Challenge41

11.6 Full Force and Effect During Notice Period41

11.7 Effect of Termination42

11.8 Program Reversion43

11.9 Confidential Information43

11.10 Termination Not Sole Remedy43

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11.11 Survival43

Article 12 MISCELLANEOUS43

12.1 Assignment44

12.2 Use of Affiliates44

12.3 No Discrimination44

12.4 Severability44

12.5 Governing Law; English Language44

12.6 Dispute Resolution45

12.7 Waivers and Amendments46

12.8 Relationship of the Parties46

12.9 Notices46

12.10 No Third Party Beneficiary Rights47

12.11 Further Assurances47

12.12 Entire Agreement47

12.13 Counterparts47

12.14 Expenses48

12.15 Construction48

12.16 Interpretation48

12.17 Cumulative Remedies48

12.18 Export48

iii

Confidential

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of July 31, 2024 (the “Effective Date”), by and between Passage Bio, Inc., a corporation organized under the laws of Delaware (“Passage”), with offices at 2005 Market St., 39th Floor, Philadelphia, PA 19103, and Gemma Biotherapeutics, Inc., a Delaware corporation (“Gemma”), with offices at 1831 Delancey Place, Philadelphia, PA 19103.  Passage and Gemma may be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Passage is a biopharmaceutical company with expertise in the development, manufacture and commercialization of human therapeutic products for the treatment of genetic disorders;

WHEREAS, concurrently with the execution of this Agreement, Passage and The Trustees of the University of Pennsylvania (“Penn”) are also entering into that certain Second Amended and Restated Research, Collaboration & License Agreement, effective as of September 18, 2018, and amended and restated as of the Effective Date (as amended and restated, the “UPenn Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Passage and Gemma are also entering into (a) that certain Exclusive License Agreement, pursuant to which Passage will grant to Gemma a license under certain intellectual property rights relating to the development, manufacture and commercialization of certain products for Krabbe disease (globoid cell leukodystrophy), and (b) that certain Exclusive License Agreement, pursuant to which Passage will grant to Gemma a license under certain intellectual property rights relating to the development, manufacture and commercialization of certain products for Metachromatic leukodystrophy;

WHEREAS, the programs contemplated by this Agreement are of mutual interest to Passage and Gemma, and may benefit Passage and Gemma through the creation or discovery of new inventions and the development and commercialization of Licensed Products (as defined herein) for the Indication (as defined herein);

WHEREAS, Gemma wishes to obtain from Passage worldwide, exclusive and non-exclusive licenses to rights granted to Passage under the UPenn Agreement and certain other intellectual property rights owned or controlled by Passage, to develop, manufacture and commercialize Licensed Products for the Indication, and Passage is willing to grant such licenses to Gemma in accordance with the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, Passage and Gemma are also entering into the Transition Services Agreement (as defined herein);

NOW THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

Article 1
DEFINITIONS & INTERPRETATION

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1“AAA” has the meaning set forth in Section 12.6.2(b).
1.2“Acquiror” means a Third Party that acquires a Party through a Change of Control, together with any Affiliates of such Third Party existing immediately prior to the consummation of the Acquisition.  For clarity, an “Acquiror” of a Party shall exclude the Party and all of its Affiliates existing immediately prior to the consummation of the Acquisition.
1.3“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, by contract or otherwise.
1.4“Alliance Manager” has the meaning set forth in Section 4.1.
1.5“Arising Know-How” means any and all Know-How, whether or not patentable, generated, created, developed, conceived, reduced to practice, or otherwise made during the Term by or on behalf of Gemma, its Affiliates or Sublicensees in the performance of activities under this Agreement.
1.6“Auditing Party” has the meaning set forth in Section 5.11.2.
1.7“Biosimilar Action” has the meaning set forth in Section 8.6.4.
1.8“BLA” means (a) a biologics license application as that term is used and defined in the PHS Act and the regulations promulgated thereunder, (b) a marketing authorization application in the European Union, or (c) any equivalent or comparable application, registration or certification in any other country or region.
1.9“Business Day” means a day other than a Saturday, Sunday, or other day on which banking institutions in Philadelphia, PA, USA are authorized or required by Law to remain closed.
1.10“Calendar Quarter” mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31 of each Calendar Year.
1.11“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.12“CDA” has the meaning set forth in Section 7.4.

1.13“cGCP” means the applicable then-current standards for clinical activities for pharmaceuticals or biologicals, as set forth in the FD&C Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good clinical practice as are required by any Regulatory Authority in such country.
1.14“cGLP” means the current good laboratory practice regulations promulgated by the FDA, published at 21 US C.F.R. § 58, and equivalent non-United States regulations and standards in or for the Territory, as applicable, as such current laboratory practices, regulations and standards may be amended from time to time.
1.15“cGMP” means those current practices, as amended from time to time, related to the manufacture of pharmaceutical or biological products and any precursors thereto promulgated in guidelines and regulations of standard compilations, including the cGMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services), the Pharmaceutical Inspection Convention, and the European Community Guide to Good Manufacturing Practice in the production of pharmaceutical or biological products, and equivalent guidelines, regulations and standards in or for the Territory, as such guidelines, regulations and standards may be amended from time to time.
1.16“Challenge” means, with respect to a Patent Right, that Gemma or a Sublicensee (including sub-Sublicensees) will be deemed to have made a “Challenge” of such Patent Rights if Gemma or such Sublicensee (including sub-Sublicensees), respectively: (a) institutes or voluntarily joins as a party to, or causes its counsel to institute on Gemma’s or such Sublicensee’s (including sub-Sublicensees) behalf, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any such Patent Right with the US Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or voluntarily joins as a party to any legal proceeding, or causes its counsel to make any filing or institute or voluntarily join as a party to any legal proceeding on Gemma’s or such Sublicensee’s (including sub-Sublicensees) behalf, with a court or other Governmental Body (including, without limitation, the US Patent and Trademark Office or any foreign patent office) having authority to determine the validity, enforceability or scope of such Patent Right, in which one or more claims or allegations challenges the validity or enforceability of any such Patent Right.
1.17“Change of Control” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:
(a)any Third Party “person” or “group” (as such terms are defined below) (i) is or becomes, through one or a series of transactions, the “beneficial owner” (as defined below), directly or indirectly, of the then-outstanding shares of common stock of such Party (or any direct or indirect parent entity or ultimate parent entity of such Party) representing fifty percent (50%) or more of the total then-outstanding common stock (or foreign equivalent thereof) (the “Outstanding Common Stock”), (ii) is or becomes, through one or a series of transactions, the “beneficial owner”, directly or indirectly, of shares of securities, capital stock or other interests (including partnership interests) of such Party (or any direct or indirect parent entity or ultimate parent entity of such Party) then-outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Outstanding Voting Stock”) of such Party (or any direct or indirect parent entity or ultimate parent entity of such Party) representing fifty percent (50%) or more of the total voting power of all Outstanding Voting Stock of such Party (or any direct or indirect parent entity or ultimate parent entity of such Party), or (iii) has the power, directly or indirectly, to elect a majority of the members of the Party’s (or any direct or indirect parent entities or ultimate parent entities of such Party) board of directors (or similar governing body); or
(b)such Party (or any direct or indirect parent entity or ultimate parent entity of such Party) enters into a merger, consolidation or similar transaction with a Person (whether or not such Party (or any direct or indirect parent entity or ultimate parent entity of such Party) is the surviving entity) (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Stock of such Party (and the ultimate parent entity thereof) immediately prior to such Business Combination beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, (1) the then-outstanding shares of common stock (or foreign equivalent thereof) and (2) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation or other entity resulting from such Business Combination (and the ultimate parent entity thereof), and (ii) fifty percent (50%) or more of the members of the board of directors (or similar governing body) of the corporation or other entity resulting from such Business Combination (and ultimate parent entity thereof, as applicable) were members of the board of directors (or similar governing body) of such Party (or ultimate parent entity of such Party, as applicable) at the time of the execution of the initial agreement, or became members of the board of directors of such corporation or other entity by virtue of the action of the board of directors (or similar governing body) of such Party (or ultimate parent entity), providing for such Business Combination; or
(c)such Party (and its Affiliates) sells, exchanges, or otherwise transfers to any Third Party, directly or indirectly (including through the transfer of shares or other ownership interests in Affiliates), in one or a series of transactions, the properties and assets representing all or substantially all of such Party’s total assets (together with all or substantially all of the properties and assets of its Affiliates).

For the purpose of this definition of Change of Control, (x) “person” and “group” have the meanings given such terms under Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (y) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (z) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.18“Clinical Study” means a Phase 1 Study, Phase 1/2 Study, Phase 2 Study, or Phase 3 Study, or such other study in humans that is conducted in accordance with cGCP and is designed to generate data in support or maintenance of an application for Regulatory Approval.
1.19“Combination Product” means a Licensed Product that is delivered with [*] active ingredients or other items or services incident to the administration of any such Licensed Product (with or without [*] such other active ingredients), [*], in each such case when any of the foregoing are co-formulated, co-packaged or sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller).
1.20“Commercialize” means any and all activities directed to the offering for sale and sale of a pharmaceutical or biological product, including activities directed to marketing, promoting, advertising, detailing, storing, distributing, importing, exporting, selling, and offering to sell (including receiving, accepting, and filling orders), booking and recording sales, interacting with Regulatory Authorities regarding any of the foregoing and seeking Pricing and Reimbursement Approvals.  “Commercialization” and “Commercializing” have a corresponding meaning.
1.21“Commercially Reasonable Efforts” means the efforts and resources that a similarly situated biotechnology company would use for its own internally discovered technology of similar commercial potential at a similar stage of development, taking into account the likely timing of the technology’s entry into the market and any patent and other proprietary position, safety and efficacy, product profile, and the then-current competitive and regulatory environments for the product.  Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the performing Party (a) promptly assign responsibility for such obligation to specific employee(s) who are accountable for progress and monitor such progress on an on-going basis, (b) set annual objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives.
1.22“Competing Product” means any product [*].
1.23“Competitive Infringement” has the meaning set forth in Section 8.6.1.
1.24“Compulsory License” means a compulsory license under the Licensed UPenn Patents obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in any country.
1.25“Confidential Information” has the meaning set forth in Section 7.1.
1.26“Control” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in this Agreement without (i) violating the terms of any other agreement or other arrangement with any Third Party from whom the Party or its Affiliate acquired such intellectual property rights, (ii) requiring additional obligations, liabilities or financial consideration to such Third Party in connection with the grant of such license or sublicense (other than consideration for which the Party or its Affiliate agrees to bear the entire cost), or (iii) violating the terms of, or requiring additional obligations, liabilities or financial consideration to a Third Party under, [*].  “Controlled” has a corresponding meaning.
1.27“Cover” means (a) with respect to a claim of an issued Patent Right and a compound or product, that the manufacture, use, offer for sale, sale or importation of such compound or product would infringe such claim in the country in which such activity occurs (absent a license to or ownership thereof), or (b) with respect to a claim of a pending Patent Right and a compound or product, that the manufacture, use, offer for sale, sale or importation of such compound or product would, if such claim were to issue in its current form, infringe such claim in the country in which such activity occurs (absent a license to or ownership thereof).  “Covered” has a corresponding meaning.
1.28“CRO” means a Third Party contract resesarch organization (for clarity, excluding consultants).
1.29“Data Protection Laws” has the meaning set forth in Section 9.3.1.
1.30“Develop” means any and all pre-clinical, non-clinical and clinical research and development activities for a pharmaceutical or biological product, including activities related to preclinical research and studies, Clinical Studies, toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies, supply of such product for use in the foregoing activities (including placebos and comparators), statistical analyses, the preparation and submission of INDs, MAAs and other Regulatory Materials for the purpose of obtaining, registering and maintaining Regulatory Approval of such product, as well all interactions with Regulatory Authorities with respect to the foregoing.  “Developing” and “Development” have a corresponding meaning.
1.31“Development Milestone Event” has the meaning set forth in Section 5.2.
1.32“Development Milestone Payment” has the meaning set forth in Section 5.2.
1.33“Dispute” has the meaning set forth in Section 12.6.1.
1.34“Divestiture” means, with respect to a Competing Product, (a) [*] (i) [*], or (ii) [*], or (b) [*] with respect to such Competing Product.  [*].  “Divest” has a corresponding meaning.
1.35“Electronic Delivery” has the meaning set forth in Section 12.13.
1.36“EMA” means the European Medicines Agency and any successor entity thereto.
1.37“Enforcement Action” means a legal action to enforce the Licensed UPenn Patents with respect to Competitive Infringement.
1.38“European Union” or “EU” means the European Union.
1.39“Exclusivity Period” has the meaning set forth in Section 3.1.
1.40“Executive Officers” means Gemma’s Chief Executive Officer, or her or his designee, and Passage’s Chief Executive Officer, or her or his designee, provided that any such designee must have decision-making authority on behalf of the applicable Party.
1.41“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.42“FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.43“Field of Use” means all prophylactic, diagnostic and therapeutic uses in humans.  For clarity, [*].
1.44“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of a Licensed Product in such country to a Third Party by Gemma, or any of its Affiliates or Sublicensees, in each case, after Regulatory Approval for such Licensed Product has been obtained for such country.
1.45“FPFD” means, with respect to a Licensed Product and a Clinical Study, the first dosing of the first patient in such Clinical Study.
1.46“FTE” means an individual employee of Passage or its Affiliates.
1.47“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
1.48“Gemma Collaboration Know-How” means any and all Arising Know-How.
1.49“Gemma Collaboration Patents” means any and all Patent Rights that claim Gemma Collaboration Know-How.
1.50“Gemma Indemnitee” has the meaning set forth in Section 10.2.
1.51“Generic Product” means, with respect to a particular Licensed Product in a particular country or regulatory jurisdiction, a generic or biosimilar pharmaceutical product, that is not produced, licensed or owned by Gemma, any of its Affiliates or Sublicensees, that: (a) [*]; and (b) is approved for use in such country or regulatory jurisdiction by a Regulatory Authority by referencing the prior approval, in whole or part, or safety and efficacy data submitted in support of the prior approval, of a Licensed Product.  Generic Product includes, but is not limited to, any pharmaceutical products for which Regulatory Approval is obtained via: (i) [*]; or (ii) [*].
1.52“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.53“IND” means an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, including a Clinical Trial Authorization to the European Medicines Agency, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.54“Indemnified Party” has the meaning set forth in Section 10.3.1.
1.55“Indemnifying Party” has the meaning set forth in Section 10.3.1.
1.56“Indication” means GLB1 Deficiency, for GM1 gangliosidosis-1 and mucopolysaccharidosis type IV (MPS IV) through [*].
1.57“Know-How” means any proprietary or confidential scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.  Know-How excludes Materials and Patent Rights.
1.58“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the binding effect of law of any Governmental Body.
1.59“License” has the meaning set forth in Section 2.1.
1.60“Licensed Compound” means PBGM01, as more fully described in Schedule 1.60.
1.61“Licensed Know-How” means the Licensed UPenn Know-How and Passage Know-How.
1.62“Licensed Product(s)” means any (a) process, service or method covered by a Valid Claim of a UPenn Patent or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim of a UPenn Patent, or would infringe a Valid Claim of a UPenn Patent once issued (“Method”); (b) article, composition, apparatus, substance, chemical or any other material covered by a Valid Claim of a UPenn Patent or whose manufacture, import, use, offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim of a UPenn Patent or would infringe a Valid Claim of a UPenn Patent once issued; (c) service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Method, or (d) any product that incorporates or makes use or is made through use of UPenn Know-How or Passage Know-How, in each case (a) through (d), for the Indication. Notwithstanding the foregoing, the Licensed Products shall include any product containing or comprising the Licensed Compound (alone or in the form of a Combination Product) in all forms, presentations, formulations, methods of administration and dosages.

1.63“Licensed UPenn Know-How” means all UPenn Know-How that is necessary to Develop, Manufacture or Commercialize the Licensed Products for the Indication.
1.64“Licensed UPenn Patents” means all UPenn Patents that are necessary to Develop, Manufacture or Commercialize the Licensed Products for the Indication.
1.65“Losses” has the meaning set forth in Section 10.1.1.
1.66“MAA” means (a) a Biologics License Application (as defined in the PHS Act) or New Drug Application (as defined in the FD&C Act) filed with the FDA to gain approval to market a biological or pharmaceutical product in the US, (b) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure to gain approval to market a biological or pharmaceutical product in the EU, or (ii) a Regulatory Authority in any EU country if the centralized EMA filing procedure is not used to gain approval to market a biological or pharmaceutical product in the EU, or (c) any equivalent application or request for authorization filed in support of approval to market a biological or pharmaceutical product in any country, in each case ((a) through (c)), including any amendments and supplements thereto but excluding applications for Pricing and Reimbursement Approval.
1.67“Major Market” means United States, Japan, France, Germany, Spain, Italy, and the United Kingdom.
1.68“Manufacture” means all activities in connection with the manufacture of a pharmaceutical or biological product, including the processing, formulating, testing (including quality control, quality assurance and lot release testing), bulk packaging, filling, finishing, packaging, labeling, inspecting, receiving, storage, release, shipping and delivery, sourcing of materials, process qualification, validation and optimization, and stability testing of such product.  “Manufacturing” and “Manufactured” have a corresponding meaning.
1.69“Materials” means any and all biological and other physical materials.
1.70“Net Sales” means the gross consideration invoiced or received by Gemma or any of its Affiliates or Sublicensees (including all sub-Sublicensees) for Sales of Licensed Product (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary:
(a)trade discounts, including trade, cash and quantity discounts or rebates, credits, or refunds;
(b)allowances or credits actually granted upon claims, returns or rejections of products;
(c)charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the Sale, transportation, delivery or return of such Licensed Product;

(d)customs duties, sales, excise and use taxes actually paid in connection with the transportation, distribution, use or Sale of such Licensed Product (but excluding what is commonly known as income taxes); and
(e)bad debt expense and amounts actually written off by reason of uncollectible debt not to exceed [*] of the Net Sales of Licensed Product.

Even if there is overlap between any of the deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation.

In the case of a Combination Product, the Parties shall negotiate in good faith, at the latest [*] before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective Licensed Product components and other component(s) thereof, as the case may be, based on the fair market value of such components for the purposes of determining a product-specific allocation of such Net Sales.  Payments related to such Combination Product under this Agreement, including Royalties and milestone payments, will be calculated, due and payable based only on the portion of such Net Sales so allocated to a Licensed Product’s components.

In case of disagreement and failure by the Parties to agree upon an allocation of Net Sales of such Combination Product to the respective Licensed Product components and other component(s) thereof, [*].

1.71“New License Agreement” has the meaning set forth in Section 11.7.2.
1.72“Non-Exclusively Licensed Penn IP” has the meaning set forth in Section 2.1.
1.73“Passage Indemnitee” has the meaning set forth in Section 10.1.1.
1.74“Passage Know-How” means all Know-How Controlled by Passage or any of its Affiliates as of the Effective Date that (a) is necessary to Develop, Manufacture or Commercialize the Licensed Compound for the Indication, or (b) [*], in each case (a) and (b), other than any Licensed UPenn Know-How.
1.75“Passage Technology” means the Licensed Know-How and Licensed UPenn Patents.
1.76“Patent Right(s)” means (a) patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part, reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including all confirmations, revalidations, patents of addition, PCTs, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing, and (b) all official correspondence relating to the foregoing.
1.77“Patent Term Extension” has the meaning set forth in Section 8.3.
1.78“Person” means any natural person, corporation, firm, business trust, joint venture,

association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.79“Personal Data” has the meaning set forth in Section 9.3.1.
1.80“Phase 1 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. §312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.  The drug candidate can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.81“Phase 1/2 Study” means a clinical study of a drug candidate in diseased human patients that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.
1.82“Phase 2 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. §312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States, including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Study (e.g., a Phase 1/2 Study).  The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.83“Phase 3 Study” means a clinical study of a drug candidate in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.  The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.84“PHS Act” means the United States Public Health Service Act, as amended.
1.85“Pricing and Reimbursement Approval” means, in a country or other jurisdiction where the Governmental Bodies of such country or jurisdiction approve or determine the price that can be charged for a pharmaceutical or biological product in such country or jurisdiction, or that can be reimbursed by Governmental Bodies for such product in such country or jurisdiction, (a) the approval, agreement, determination, or decision by the relevant Governmental Bodies establishing the price that can be legally charged to consumers for such product in such country or jurisdiction, or (b) the approval, agreement, determination, or decision by the relevant Governmental Bodies establishing the level of reimbursement that will be reimbursed by Governmental Bodies for such product in such country or jurisdiction.
1.86“Program Regulatory Materials” means any and all Regulatory Materials specific to the Licensed Products that are Controlled by Gemma or any of its Affiliates on or after the Effective Date (including, without limitation, the Regulatory Materials transferred from

Passage to Gemma pursuant to the Transition Services Agreement).
1.87“Progress Report” has the meaning set forth in Section 6.8.1.
1.88“Prosecute and Maintain” means activities directed to (a) preparing, filing, prosecuting and maintaining Patent Rights, (b) managing and settling any interference, opposition, re-issue, reexamination, supplemental examination, invalidation (including inter partes or post-grant review proceedings), revocation, nullification or cancellation proceeding relating to the foregoing, but excluding managing and settling the defense of challenges to Patent Rights in a declaratory judgment action or as part a counterclaim in an infringement proceeding.
1.89“Rare Pediatric Disease Priority Review Voucher” or “PRV” means a voucher issued by the United States Secretary of Health and Human Services to the sponsor of a rare pediatric disease product application at the time of a marketing approval application, which entitles the holder of the voucher to designate a single human drug application submitted under Section 505(b)(1) of the FD&C Act or Section 351(a) of the PHS Act as qualifying for a priority review, as further defined in 21 U.S.C. 360ff or any subsequent or superseding statute conferring similar rights.
1.90“Regulatory Approval” means, with respect to a pharmaceutical or biological product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of such pharmaceutical or biological product in such jurisdiction in accordance with Laws.  “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use, or other similar activities.
1.91“Regulatory Authority” means any Governmental Body, including the FDA, or EMA, or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical or biological product in any country.
1.92“Regulatory Exclusivity” means, with respect to a given pharmaceutical or biological product and a given country or other jurisdiction, a period of exclusivity (other than exclusivity due to Patent Rights) granted or afforded under Law or by a Regulatory Authority in such country or other jurisdiction that prevents the Regulatory Approval or marketing of any Generic Product of such product in such country, such as new chemical entity, orphan drug or pediatric exclusivity granted or afforded pursuant to the FD&C Act.
1.93“Regulatory Materials” means all (a) applications (including all INDs, MAAs and applications for Pricing and Reimbursement Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals and Pricing and Reimbursement Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, (c) supplements or changes to any of the foregoing, and (d) clinical and other data, including Clinical Study data, contained or relied upon in any of the foregoing.

1.94“Regulatory Submissions” means all Regulatory Materials submitted to a Regulatory Authority in support of the Development, Manufacture or Commercialization of a pharmaceutical or biological product.
1.95“Research Program” means the development program for Licensed Products in and for the Indication in the Field of Use to be conducted by Gemma hereunder in accordance with the applicable development plan therefor.
1.96“Royalty” has the meaning set forth in Section 5.4.1.
1.97“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the First Commercial Sale of such Licensed Product in such country and continuing until the latest of: (a) the expiration of the last Valid Claim of the last Licensed UPenn Patent that Covers such Licensed Product in such country, (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country, and (c) termination or expiration of all Regulatory Exclusivities for such Licensed Product in such country.
1.98“Sale” means any transaction for which consideration is received or invoiced by Gemma, its Affiliates or Sublicensees for sale, use, lease, transfer, or other disposition of a Licensed Product to or for the benefit of a Third Party.  For clarity, sale, use, lease, transfer, or other disposition of a Licensed Product by Gemma or any of its Affiliates or Sublicensees to another of these entities for resale (or other disposition) by such entity to a Third Party shall not be deemed a Sale.
1.99“Sales Milestone Event” has the meaning set forth in Section 5.3.
1.100“Sales Milestone Payment” has the meaning set forth in Section 5.3.
1.101“SDR Report” has the meaning set forth in Section 2.3.2.
1.102“Securities Regulation” has the meaning set forth in Section 7.5.2.
1.103“Securities Regulator” has the meaning set forth in Section 7.5.2.
1.104“Segregate” means, with respect to a Competing Product, to use reasonable efforts to segregate the Development, Manufacturing and Commercialization of the Competing Product from the Development, Manufacturing and Commercialization of a Licensed Product, including [*]; provided that applicable personnel within a Party’s (or its Affiliates’) financial functions may review financial information with respect to the Competing Product as necessary to comply with its financial oversight and reporting obligations.
1.105“Specified Obligations” means the licenses, options, and obligations that Passage or Penn has granted or owes to a Third Party that are identified in Exhibit A, [*].
1.106“Subcontractor” has the meaning set forth in Section 2.4.
1.107“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense, Passage Technology, or Licensed Product.  For clarity, a development agreement or distribution agreement for a Licensed Product is a Sublicense Document.
1.108“Sublicensee” means a Person (including any Affiliate) to which a Sublicense, including sub-Sublicensees, is granted pursuant to the terms of Section 2.3.1.
1.109“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.
1.110“Term” has the meaning set forth in Section 11.1.
1.111“Territory” means worldwide.
1.112“Third Party” means any Person, other than a Party or an Affiliate of a Party.
1.113“Third Party Claim” has the meaning set forth in Section 10.1.1.
1.114“Third Party Infringement Claim” has the meaning set forth in Section 8.7.1.
1.115“Transition Services Agreement” means that certain transition services agreement to be executed by the Parties as of the Effective Date.
1.116“United States” or “US” means the United States of America, its territories and possessions.
1.117“UPenn Agreement” has the meaning set forth in the recitals.
1.118“UPenn Letter Agreements” means (a) that certain letter agreement between Passage and Penn dated [*], and (b) that certain letter agreement between Passage and Penn dated [*].
1.119“UPenn Patents” means all Patent Rights Controlled by Passage or any of its Affiliates that have been licensed to Passage under the UPenn Agreement and that are related to the Indication.  The UPenn Patents existing as of the Effective Date are listed on Schedule 1.119 hereto.
1.120“UPenn Know-How” means all Know-How Controlled by Passage or any of its Affiliates that have been licensed to Passage under the UPenn Agreement and that is related to the Indication.
1.121“US Bankruptcy Code” has the meaning set forth in Section 11.4.2.
1.122“USD,” “Dollars,” or “$” means United States dollars.
1.123“Valid Claim” means, with respect to Patent Rights, a claim of (a) an issued and unexpired patent in such Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application (that has been pending for no more than [*] from the filing date of such application) that is included in such Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
Article 2
LICENSE
2.1Exclusive License to Gemma.  Subject to the terms and conditions of this Agreement, during the Term, Passage, on behalf of itself and its Affiliates, hereby grants to Gemma an exclusive (even as to Passage and its Affiliates), transferable (solely in accordance with Section 12.1), sublicensable (solely in accordance with Section 2.3), royalty-bearing license under the Passage Technology to make, have made, use, sell, offer for sale and import the Licensed Products for the Indication in the Field of Use in the Territory; provided that, to the extent any Passage Technology is non-exclusively licensed to Passage by Penn (“Non-Exclusively Licensed Penn IP”), the license granted by Passage to Gemma under such Non-Exclusively Licensed Penn IP shall be exclusive solely with respect to Passage’s interest in such Non-Exclusively Licensed Penn IP (the “License”).
2.2Retained Rights.  Notwithstanding the exclusive nature of the License, Passage retains the rights to practice the Passage Technology solely to perform its obligations under this Agreement and the UPenn Agreement.
2.3Right to Sublicense.
2.3.1Passage grants to Gemma the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 2.3.  The term “Sublicense” shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, provided such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.
2.3.2All Sublicenses will (a) be issued in writing, (b) to the extent applicable, include all of the rights of Passage and require the performance of obligations due to Passage (and, if applicable, Penn and the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement, and (c) include no less than the following terms and conditions:
(a)Reasonable record keeping, audit and reporting obligations sufficient to enable Gemma and Passage to reasonably verify the payments due to Gemma, Penn and Passage under such Sublicense and to reasonably monitor such Sublicensee’s progress in Developing or Commercializing Licensed Product; provided that such obligations shall be no less stringent that those provided in this Agreement for Gemma.
(b)Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Gemma and do not provide greater rights to Sublicensee than as provided in Section 8.6.

(c)Confidentiality provisions with respect to Confidential Information of Passage and Penn consistent with the restrictions on Gemma in Article 7 of this Agreement.
(d)Covenants by Sublicensee that are equivalent to those made by Gemma in Sections 9.3 and 9.5.
(e)A requirement of indemnification of Passage and Penn by Sublicensee that is equivalent to the indemnification of Passage by Gemma under Sections 10.1.1 and 10.1.2 of this Agreement and of Penn by Gemma under Section 10.1.3 of this Agreement.
(f)A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Gemma under Section 10.4 of this Agreement, including coverage under such insurance of Passage and Penn as provided in Section 10.4.
(g)Restriction on use of Passage’s and Penn’s names, etc. consistent with Section 7.6 of this Agreement.
(h)A requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 12.3 of this Agreement.
(i)A requirement that Passage and Penn are third party beneficiaries of such Sublicense.

Any Sublicense that does not include all of the terms and conditions set forth in this Section 2.3.2 or which is not issued in accordance with the terms and conditions set forth in this Section 2.3, shall be considered null and void with no further notice from Passage unless separately approved by Passage in writing.

Within [*] after the execution of a Sublicense Document, Gemma shall provide a complete and accurate copy of such Sublicense Document to Passage, in the English Language.  Passage’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Passage or obligation of Gemma under this Agreement.

Gemma and its Sublicensees shall provide an annual Sublicense Development Report on or before [*] of each year during the Term (“SDR Report”), a form of which is attached hereto as Exhibit B.

2.4Right to Subcontract.  Each Party may subcontract the performance of any of its obligations under this Agreement to one or more Third Party subcontractors engaged for the purpose of Development, Manufacture or Commercialization of the Licensed Products as set forth herein (each such Third Party a “Subcontractor”).  All such Subcontractors shall be subject to a written agreement that is consistent with the applicable terms and conditions of this Agreement and must meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity, including entering into such Party’s standard nondisclosure agreement consistent with Article 7 and the ownership and management of intellectual property rights.  Each Party shall remain responsible and liable to the other Party for the performance of all Subcontractors to the same extent as if such activities were conducted by such Party.  Any Party engaging a Subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such Subcontractor that interfere with the rights of the other Party under this Agreement.

2.5Right of Access and Reference.
2.5.1Gemma hereby grants to Passage a right of reference to all Program Regulatory Materials in the Territory solely for [*].
2.5.2Passage hereby grants to Gemma a right of reference to all Regulatory Materials Controlled by Passage or its Affiliates in the Territory solely for the purpose of Gemma, its Affiliates or Sublicensees obtaining or maintaining Regulatory Approvals in the Territory for the Licensed Products in the Field of Use.
2.5.3Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 2.5, including providing a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of access and reference.
2.6No Implied Licenses.  Except as expressly set forth in this Agreement, neither Party nor its Affiliates, by virtue of this Agreement, shall acquire any license, right or other interest, whether by implication or otherwise, in or to any Know-How, Patent Rights, Regulatory Materials, Materials or other intellectual property rights owned or controlled by the other Party or its Affiliates.
2.7 Upstream License.  To the extent any Passage Technology licensed to Gemma pursuant to the License includes a sublicense to Patent Rights or Know-How licensed to Passage or its Affiliates under the UPenn Agreement, the Parties acknowledge and agree that such sublicensed Passage Technology is subject to the terms and conditions of the UPenn Agreement.  Gemma agrees to abide by all terms and conditions of the UPenn Agreement as they relate to Gemma as a Sublicensee under such agreement and notwithstanding anything in this Agreement to the contrary, in the event of any conflict between the terms hereof and the terms of the UPenn Agreement as they relate to Gemma as a Sublicensee under the UPenn Agreement, the terms of the UPenn Agreement shall govern.  Gemma shall timely take all actions reasonably necessary or requested by Passage, including timely providing to Passage all information reasonably necessary, for Passage to comply with its obligations under the UPenn Agreement.  Without limiting the foregoing, Gemma shall provide to Passage the information necessary for Passage to comply with any royalty or milestone reporting obligations under the UPenn Agreement. Without limiting Section 5.9, Gemma shall be solely responsible for one hundred percent (100%) of all amounts payable by Passage under the UPenn Agreement on and after the Effective Date (including milestone payments and royalties) incurred as a result of Gemma’s exercise of its rights under this Agreement.
2.7.1Penn Retained Rights.  Without limiting Section 2.7 and notwithstanding the exclusive nature of the License, Gemma acknowledges and agrees that the License is subject to Penn’s rights under the UPenn Agreement, including:

(a)Penn’s right to (i) conduct educational, research, clinical activities, and patient care activities itself, including, but not limited to sponsored research, and (ii) authorize non-commercial Third Parties to conduct educational, research and clinical activities and patient care activities, all as more fully described in the UPenn Agreement; and
(b)any applicable requirement, order, written request, or decree by a Regulatory Authority to Penn to make any Patent Rights, Know-How, or Materials available to a Third Party on a non-exclusive basis.
2.7.2U.S. Government Rights.  Without limiting Section 2.7 and notwithstanding the exclusive nature of the License, Gemma acknowledges and agrees that the License is expressly subject to all applicable provisions of any license to the United States Government executed by Penn and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States.
2.8Third Party Licenses.  Gemma shall have the right, in its sole discretion, to negotiate and obtain licenses or other rights to Third Party Know-How, Patent Rights or other rights in connection with its Development, Manufacture or Commercialization of the Licensed Products in the Territory, and, if applicable, Section 5.4.2(c) shall apply to any amounts payable to such Third Party with respect to any such license or right.
Article 3
EXCLUSIVITY
3.1Exclusivity.  During the period of [*] after the Effective Date (the “Exclusivity Period”), Gemma will not, and will ensure that its Affiliates and Sublicensees do not (a) [*], or (b) [*], in each case (a) and (b), other than Commercialization of the Licensed Products in accordance with the terms of this Agreement.
3.2Exception for Change of Control.  Notwithstanding Section 3.1, if:
3.2.1Gemma or any of its Affiliates acquires any Competing Product or the rights to research, develop, manufacture or commercialize any Competing Product anywhere in the Territory in each case through the acquisition of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction), then such acquisition, and the research, development, manufacture or commercialization of such Competing Product thereafter, shall not constitute a breach of Section 3.1 if Gemma or such Affiliate, as applicable, Divests such Competing Product within [*] after the closing of such acquisition and at all times Segregates such Competing Product prior to such Divestiture; and
3.2.2Gemma undergoes a Change of Control and the Acquiror (or its Affiliate) is at the time of the closing of such Change of Control researching, developing, manufacturing or commercializing a Competing Product anywhere in the Territory, then such Change of Control, and the research, development, manufacture or commercialization of such Competing Product by such Acquiror or its Affiliate, shall not constitute a breach of Section 3.1 if such Acquiror or its Affiliate Divests such Competing Product within [*] after the closing of such Change of Control and at all times Segregates such Competing Product prior to such Divestiture.
Article 4
GOVERNANCE
4.1Alliance Managers.  Each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”).  Each Alliance Manager will be responsible for promoting effective communication between the Parties and shall be the primary point of contact between the Parties.
4.2Cooperation with UPenn Agreement Committees.
4.2.1General.  During the Term, Gemma shall provide Passage with all reasonable assistance, at Passage’s request, for Passage to respond to any request by Penn or under any committee formed under the UPenn Agreement, including preparing relevant reports and responses, providing access to relevant documents, and other evidence, and making its employees reasonably available during business hours as necessary, in each case at Gemma’s cost and expense.  Passage shall use Commercially Reasonable Efforts to seek Gemma’s comments with respect to any such request (including to the extent permissible, seeking a representative of Gemma’s attendance at any such committee meeting and discussing in good faith any materials submitted thereto with respect to the Licensed Products).
4.2.2Updates to Existing JSCs.  Without limiting Section 4.2.1, during the Term, upon Passage’s reasonable request, Gemma shall provide an update to the development plan delivered under Section 6.1 for the Licensed Products describing the status of the clinical development thereof, for Passage’s and Penn’s review.
Article 5
PAYMENTS
5.1Product Supply for Clinical Studies. As partial consideration for the License and other rights granted by Passage to Gemma herein, and in exchange for Passage’s supply of product for the conduct of Clinical Studies for the Licensed Products by Gemma or its designee, Gemma shall pay to Passage a one-time, non-refundable, non-creditable product purchase fee of $10,000,000, of which (a) fifty percent (50%) shall be paid to Passage within ten (10) days after the Effective Date, and (b) the other fifty percent (50%) shall be paid to Passage on or before December 15, 2024.
5.2Development and Regulatory Milestones.  Upon the first achievement by Gemma, its Affiliate or a Sublicensee of each development and regulatory milestone event set forth in the table below (each a “Development Milestone Event”), Gemma shall make the corresponding one-time, non-refundable, non-creditable payment set forth in the table below (each a “Development Milestone Payment”) to Passage in accordance with Section 5.6.1.
Development Milestone Event	Development Milestone Payment (USD)

[*]	[*]
[*]	[*]
Total	[*]

If any of the above Development Milestone Events are skipped (such that a later Development Milestone Payment becomes due and payable before an earlier Development Milestone Payment), then the skipped Development Milestone Event(s) will be deemed to have been achieved upon the achievement of the subsequent Development Milestone Event, and the Development Milestone Payment(s) corresponding to such skipped Development Milestone Event(s) shall be due and payable at the same time as the subsequent Development Milestone Event.

5.3Sales Milestones.  Upon the first achievement of each sales-based milestone event set forth in the table below (each, a “Sales Milestone Event”), Gemma shall make the corresponding one-time, non-refundable, non-creditable payment set forth in the table below (each a “Sales Milestone Payment”) to Passage in accordance with Section 5.6.1.
Sales Milestone Event	Sales Milestone Payment (USD)
[*]	[*]
[*]	[*]
[*]	[*]
Total	[*]

Each of the foregoing Sales Milestone Payments in this Section 5.3 shall be payable a maximum of one (1) time hereunder regardless of the number of times the applicable Sales Milestone Event is achieved.  For the avoidance of doubt, the aggregate maximum amount payable by Gemma under this Agreement pursuant to this Section 5.3 is [*].  In the event that in a given Calendar Year more than one (1) Sales Milestone Event is achieved, Gemma shall pay to Passage the Sales Milestone Payment with respect to each such Sales Milestone Event.

5.4Royalty Payments.
5.4.1Royalty Payments for Licensed Products.  Subject to the remainder of this Section 5.4, on a Licensed Product-by-Licensed Product basis, during the Royalty Term for such Licensed Product, Gemma shall pay Passage a [*] royalty on aggregate annual Net Sales of such Licensed Product in the Territory (the “Royalty”), calculated by multiplying [*] by the aggregate annual Net Sales of all Licensed Products in the Territory.  Such payments, and associated reports, shall be made in accordance with Section 5.6.2.
5.4.2Royalty Reductions.
(a)No Valid Claim. On a country-by-country basis, if at any time during the Royalty Term for a Licensed Product in such country there is no Valid Claim of the Licensed UPenn Patents that Covers such Licensed Product in such country and such Licensed

Product is not subject to Regulatory Exclusivity, then (i) the royalty rate set forth in Section 5.4.1 for such Licensed Product shall be permanently reduced in such country by [*] for the remainder of such Royalty Term, and (ii) no Royalty at all will apply to such Licensed Product [*].
(b)Compulsory License.  In the event that Gemma or Passage receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party.  If any Third Party obtains a Compulsory License in any country, then: (i) Gemma or Passage (whoever has first notice) shall promptly notify the other Party; and (ii) beginning as of the date the Third Party obtained such Compulsory License in such country, the Royalty rate payable under Section 5.4.1 to Passage for Net Sales in such country will be adjusted to equal any lower Royalty rate granted to such Third Party for such country with respect to the sales, use, lease, transfer or other disposition of such Licensed Product by such Third Party therein.
(c)Third Party Payments. If, after the Effective Date, Gemma determines upon the advice of outside intellectual property counsel that a license to Patent Rights from a Third Party is reasonably necessary to develop, commercialize, or manufacture a Licensed Product in a particular country, Gemma may obtain such Third Party license to such Patent Rights.  Gemma may deduct from any Royalty payments due to Passage under Section 5.4.1 an amount equal to [*] of any Royalty paid by Gemma to a Third Party on Sales of a particular Licensed Product in a particular country during a Calendar Quarter under a Third Party license obtained by Gemma for such country, pursuant to this Section 5.4.2(b).
(d)Generic Product. In the event that one or more Generic Product(s) with respect to a particular Licensed Product enter(s) the market in a particular country, and such Generic Product(s) in the aggregate have a market share of [*] or more in that country, Gemma may reduce the Royalty payments for Sales of such Licensed Product in such country by [*]; provided that if Gemma reduces the Royalty payments under this Section 5.4.2(d), Gemma shall resume making Royalty payments without reduction under this Section 5.4.2(d) as of the earlier of (a) no Generic Product being sold for at least [*] in such country, and (b) a court of competent jurisdiction determines that a Valid Claim of a Licensed UPenn Patent is valid and infringed by such Generic Product in such country.
(e)Cumulative Reductions Floor. In no event will the amount of Royalties due to Passage for a Licensed Product in any given Calendar Quarter be reduced as a result of the reductions set forth in Sections 5.4.2(c) and 5.4.2(d) (cumulatively) by more than [*] of the amount that otherwise would have been due and payable to Passage in such Calendar Quarter for such Licensed Product.
5.4.3Royalty Payments.  Gemma shall pay Royalties owed to Passage on a Calendar Quarter basis on or before the following dates:
(a)[*] for any Sales that took place in the Calendar Quarter ending December 31, of the prior Calendar Year;
(b)[*] for any Sales that took place in the Calendar Quarter ending March 31 of such Calendar Year;

(c)[*] for any Sales that took place in the Calendar Quarter ending June 30 of such Calendar Year; and
(d)[*] for any Sales that took place in the Calendar Quarter ending September 30 of such Calendar Year.
5.5FDA Priority Review Voucher.  In the event Gemma or its Affiliate or Sublicensee receives a Rare Pediatric Disease Priority Review Voucher based on a Regulatory Approval of a Licensed Product, then Gemma shall promptly provide written confirmation to Passage that it or its Affiliate or Sublicensee received such PRV.  In addition, if and when the conditions of either 5.5.1 or 5.5.2 are met, Gemma shall pay Passage the amounts set forth in either 5.5.1 or 5.5.2, as applicable:
5.5.1In the event Gemma or its Affiliate or Sublicensee sells the PRV to a Third Party, then Gemma will pay to Passage [*] of all consideration, including fees, minimum royalties, milestone payments or other payments Gemma or its Affiliate or Sublicensee receives for the sale of the PRV within [*] after receipt of such consideration.  If Gemma or its Affiliate or Sublicensee receives consideration other than cash, Gemma and Passage will cooperate in good faith to perform a valuation of the non-cash consideration portion received in exchange for the PRV and such valuation shall be deemed to be the fair value thereof for calculating the fee for the non-cash consideration portion to be paid to Passage.  Gemma agrees to provide to Passage under terms of confidentiality the executed documentation related to the transaction resulting in the non-cash consideration, including all terms without redaction that are necessary for Passage, by itself or through an auditor reasonably acceptable to Gemma, to perform a valuation of the non-cash consideration.
5.5.2In the event Gemma or its Affiliate or Sublicensee uses the PRV for a Gemma product or Gemma’s Affiliate’s or Sublicensee’s product, then Gemma will pay to Passage [*] of the fair market value of such PRV within [*] after such use.  The Parties will meet at a mutually agreeable time (no later than [*] after the use of such PRV) and place to present such evidence as either Party desires in an effort to mutually and in good faith attempt to arrive at a mutually acceptable fair market value for the PRV.  If the Parties have not agreed on the fair market value for the PRV within [*] of such request, then upon either Party’s written request, the Parties will have the matter resolved by an impartial industry expert reasonably acceptable to both Parties to decide the fair market value for the PRV using a “baseball arbitration” procedure, where each Party shares with the decision-maker, and with one another, its final proposal for the fair market value for the PRV, and the decision-maker selects one Party’s proposal or the other’s without modification.  Each Party shall bear its own costs with respect to such arbitration (including its reasonable legal fees).
5.6Payment Terms.
5.6.1Milestone Payments.  Gemma shall promptly notify Passage in writing upon the occurrence of a Development Milestone Event or Sales Milestone Event and Gemma shall pay Passage in full the corresponding non-refundable Development Milestone Payment or Sales Milestone Payment within [*] after such occurrence.

5.6.2Royalty Reports.  Within [*] after the end of each Calendar Quarter, Gemma shall deliver to Passage (or at Passage’s written direction, Penn) a report (“Financial Report”) setting out all details necessary to calculate the Royalty due under this Article 5 for such Calendar Quarter, including:
(a)[*];
(b)Gross sales and Net Sales of each Licensed Product made by Gemma, its Affiliates and Sublicensees (including sub-Sublicensees);
(c)Royalties;
(d)The method and currency exchange rates (if any) used to calculate the Royalties;
(e)A specification of all deductions and their dollar value that were taken to calculate Net Sales;
(f)A list of all countries in which Licensed Product is being manufactured (on a Licensed Product-by-Licensed Product basis); and
(g)The date of First Commercial Sale in the United States (this need only be reported in the first Financial Report following such First Commercial Sale in the United States).

Each Financial Report shall be in the form of the sample report attached hereto as Exhibit C.

5.7Payment Currency; Exchange Rate; Offset.  All payments to be made under this Agreement shall be made in USD.  Payments to a Party shall be made by electronic wire transfer of immediately available funds to the account of the other Party, as designated in writing to the paying Party.  If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the rates quoted in The Wall Street Journal for the last business day of each month in the Calendar Quarter for which such payment is made.  Gemma shall not have the right to offset any payment that is owed by Gemma to Passage but not yet paid against any payments owed by Passage to Gemma under this Agreement.
5.8Late Payments.  Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [*] per month or (b) the maximum rate permitted by Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.  In the event of a default in payment of any payment owing under the terms of this Agreement, and if it becomes necessary for Passage to undertake legal action to collect said payment, Gemma shall pay reasonable, documented legal fees and costs incurred in connection therewith.
5.9Payments to Third Parties.  Gemma shall be solely responsible for one hundred percent (100%) of all amounts payable by Passage under the UPenn Agreement on and after the Effective Date (including milestone payments and royalties) incurred as a result of Gemma’s exercise of its rights under this Agreement.  Gemma shall pay such amounts to Passage in accordance with this Article 5 (unless otherwise directed by Passage in writing to make payments directly to such licensor), in each case, no later than [*] prior to the date on which the applicable amount is due and payable by Passage under the UPenn Agreement.  Without limiting the foregoing, Gemma shall promptly (but in any event not more than [*] thereafter) provide notice to Passage upon the achievement (by Gemma, its Affiliates or Sublicensees) of any of the third party milestones set forth in Exhibit D and pay the corresponding milestone amount owed under the UPenn Agreement, as provided by Passage to Gemma, to Passage (unless otherwise directed by Passage in writing to make payments directly to Penn) no later than [*] following the achievement of such milestone.  At the request of Gemma, Passage shall use Commercially Reasonable Efforts to seek applicable and available reductions of any royalties owed under the UPenn Agreement.

5.10Accounting.  Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.
5.11Records and Audit Rights.
5.11.1Records.  Gemma will keep accurate books and records of all Licensed Products developed, manufactured, used, or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Gemma that involve Passage Technology.  Gemma will preserve these books and records for at least [*] from the date of the Financial Report to which they pertain.  Upon reasonable notice, key personnel, books, and records will be made reasonably available and will be open to examination by representatives or agents of Passage or Penn during regular office hours to determine their accuracy and assess Gemma’s compliance with the terms of this Agreement and the UPenn Agreement; provided that Gemma shall not have an obligation to provide access more than once in any given [*] period to Passage.
5.11.2Audit.  In addition to the right of Passage and Penn to examine the books and records and interview key personnel as provided in Section 5.11.1, Passage or Penn (each an “Auditing Party”), at its own cost, through an independent auditor reasonably acceptable to Gemma (and who has executed an appropriate confidentiality agreement reasonably acceptable to Gemma that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to the Auditing Party), may inspect and audit the relevant records of Gemma pertaining to the calculation of any payments due hereunder (including any Development Milestone Payments, Sales Milestone Payments, or Royalties).  Gemma shall provide such auditors with access to the records during reasonable business hours.  Such access need not be given to any such set of records more often than once each year for a given Auditing Party or more than [*] after the date of any report to be audited.  The Auditing Party shall provide Gemma with written notice of its election to inspect and audit the records related to the payments due hereunder not less than [*] prior to the proposed date of review of Gemma’s records by the Auditing Party’s auditors.  Should the auditor find any underpayment by Gemma, Gemma shall (a) promptly pay Passage (or at Passage’s written direction, Penn) the amount of such underpayment; (b) shall reimburse the Auditing Party for the cost of the audit, if such underpayment equals or exceeds the higher of (i) [*] or (ii) [*] of all payments paid to Passage (or with respect to Penn, the amount owed under the UPenn Agreement) during the time period audited; and (c) provide such auditors with an audit right exercisable within [*] after such Auditing Party receives the audit report.  If the auditor finds overpayment by Gemma, then Gemma shall have the right to deduct the overpayment from any future income due to Passage (or with respect to Penn, the amount owed under the UPenn Agreement) or, if no such future payments are due hereunder (or with respect to Penn, future payments due under the UPenn Agreement) shall refund the overpayment to Gemma within [*] after the Auditing Party receives the audit report; provided that to the extent any amounts owed to Gemma relate to the UPenn Agreement, Passage shall refund the overpayment to Gemma within [*] after receiving payment for such overpayment from Penn, if not paid directly to Gemma.
5.12Taxes. All payments made by Gemma to Passage (or Passage’s designee) under this Agreement shall be made free and clear of and without any deduction for or on account of any Taxes on or with respect to such payments.
5.13Blocked Currency.  If due to Law in a country or other jurisdiction in the Territory, conversion into USD or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then Gemma shall promptly notify Passage and, thereafter, amounts accrued in such country or other jurisdiction under this Article 5 (other than Section 5.9) shall be paid to Passage (or its designee) in such country or other jurisdiction in local currency by deposit in a local bank designated by Passage and to the credit of Passage, unless the Parties otherwise agree. For clarity, [*].
Article 6
DEVELOPMENT AND COMMERCIALIZATION
6.1Development Plan. Gemma shall provide Passage or its designee with a development plan (or updated development plan) no later than [*] of each year during the Term.  The development plan shall include a timeline for detailed activities to be conducted by Gemma, its Affiliates and Sublicensees, and Gemma shall provide Passage with [*] progress reports regarding achievements and activities under such development plan.  Subject to Section 6.2, Gemma will have sole responsibility for and sole decision-making over the Development of the Licensed Products for the Indication in the Field of Use, and will be solely responsible for the associated costs of such Development.
6.2Clinical Development.  Gemma shall have the first right to sponsor all clinical activities and lead regulatory interactions for the Licensed Products, and will be solely responsible for the associated costs of such Development.  Gemma will consider in good faith using Penn as a study site for one or more Clinical Studies where Penn can reasonably demonstrate that Penn’s capabilities and costs are reasonably comparable to other potential study sites.  If Penn (in its sole discretion) is willing and able to conduct a Clinical Study for a Licensed Product developed under the Research Program, the Parties and Penn will negotiate a separate clinical trial agreement and a separate clinical trial budget prior to initiation of such Clinical Study; provided that any such study shall be at Gemma’s cost and expense.

6.3Commercialization. Gemma will have sole responsibility for and sole decision-making over the Commercialization of the Licensed Products for the Indication in the Field of Use, and will be solely responsible for the associated costs of such Commercialization.
6.4Manufacturing.  Gemma will have sole responsibility for and sole decision-making authority over all Manufacturing of the Licensed Products for the Indication in the Field of Use.
6.5Regulatory.  Gemma will have responsibility for and decision-making over regulatory activities for the Licensed Products for the Indication in the Field of Use.  Gemma will have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences, and discussions (including advisory committee meetings), with regard to Licensed Products for the Indication in the Field of Use; provided, [*].  Gemma will lead and have control over preparing and submitting all Regulatory Submissions related to the Licensed Products for the Indication in the Field of Use, including all MAAs, provided, however, that Gemma shall provide Passage (or at Passage’s written request, Penn) with copies of all such applications prior to submission, to the extent such submission includes any Confidential Information of Passage.  Gemma will own any and all Regulatory Materials, Regulatory Submissions (including INDs), and Regulatory Approvals related to the Licensed Products for the Indication in the Field of Use, which will be held in the name of Gemma or its designees.
6.6General Diligence. Gemma will use Commercially Reasonable Efforts to actively Develop, obtain Regulatory Approval for and Commercialize at least one Licensed Product for the Indication in the Field of Use.
6.7Diligence Events.
6.7.1General.  Gemma shall achieve each of the diligence events set forth in Exhibit E (each a “Diligence Event”) by the corresponding achievement date (each a “Achievement Date”).  Gemma acknowledges that the achievement of each Diligence Event by the corresponding achievement date is a condition of the UPenn Agreement.  The timeline for each Achievement Date is based on the assumption that Development and Commercialization of the Licensed Products does not encounter material regulatory or other delays for reasons outside of Gemma’s reasonable control.  Where such circumstances exist, Passage agrees to negotiate in good faith with Gemma and Penn (on Gemma’s behalf), upon Gemma’s written request and provided such request is made at least [*] prior to the Achievement Date for a Diligence Event, an extension of the Achievement Date for a Diligence Event for such Licensed Products as reasonably requested by Gemma.  If the Parties and Penn have not agreed on a requested extension within [*] of Passage’s notice to Penn of such request, then upon either Gemma’s or Penn’s written request, Passage and Penn [*].  For clarity, [*].
6.7.2Review.  Gemma acknowledges that if, following a review requested by Penn under Section 4.2.2, Penn in good faith reasonably believes that Gemma has not materially funded any activities to advance the Development of the Licensed Products during any [*], Penn may submit such matter for arbitration by an arbitrator selected in accordance with Section 6.7.1 to determine whether Gemma has failed to materially fund any such activities.  The Parties shall use Commercially Reasonable Efforts to cooperate with each other with respect to any such arbitration (including to the extent permissible, seeking a representative of Gemma’s attendance at any hearing and discussing in good faith any materials submitted thereto with respect to the Licensed Products).  All costs and expenses incurred by Passage with respect to such arbitration (including its reasonable legal fees) shall be reimbursed by Gemma within [*] of an invoice therefor.  Gemma acknowledges and agrees that, if (i) the arbitrator finds that Gemma (on behalf of Passage) has failed to materially fund any such activities as set forth above, and (ii) Gemma does not cure such failure to materially fund within [*] of the arbitrator’s determination, then, notwithstanding anything in this Agreement to the contrary, Passage will have the right to terminate this Agreement with immediate effect upon written notice to Gemma.
6.8Progress Reports.
6.8.1Prior to the First Commercial Sale of a Licensed Product, on an annual basis but in no event later than [*] of each Calendar Year, Gemma shall submit to Passage (or at Passage’s written direction, Penn) a progress report (each, a “Progress Report”) covering Gemma’s (and any Affiliates’ and Sublicensees’) activities related to the Development of all Licensed Products and the obtaining of Regulatory Approvals necessary for Commercialization of Licensed Products.
6.8.2Each Progress Report must include all of the following for each annual period:
(a)Summary of material Development activities;
(b)Summary of material Commercialization activities;
(c)Identification of filings for Regulatory Approval and other material correspondence with Regulatory Authorities;
(d)An updated SDR Report listing any and all Sublicenses granted by Gemma; and
(e)The names and addresses of all Sublicensees, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicensee.
Article 7
CONFIDENTIALITY
7.1Confidential Information.  For purposes of this Agreement, “Confidential Information” of a Party means any and all confidential or proprietary information, data, or materials, including all Know-How and other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether or not patentable and in any form (written, oral, photographic, electronic, magnetic, or otherwise), including information of Third Parties, that such Party (or an Affiliate or representative of such

Party) discloses or otherwise makes available to the other Party (or to an Affiliate or representative of the other Party) in connection with this Agreement.  The Passage Technology shall be the Confidential Information of Passage, and the terms and conditions of this Agreement shall be the Confidential Information of both Parties.

7.2Duty of Confidence; Exceptions.  Each Party agrees that, during the Term and for a period of [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (including for the exercise of the rights and licenses granted to such Party hereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the other Party.  The foregoing confidentiality and non-use obligations shall not apply with respect to any information that the receiving Party can demonstrate by competent written proof:
7.2.1was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed by the disclosing Party to the receiving Party, or was otherwise developed independently by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;
7.2.2was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, as evidenced by written records of the receiving Party;
7.2.3became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party in breach of this Agreement; or
7.2.4was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Any combination of features shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3Authorized Disclosures.  Notwithstanding Section 7.2, the receiving Party may disclose the disclosing Party’s Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances:
7.3.1subject to Section 7.5, to comply with Law;
7.3.2to its external attorneys, independent accountants, or financial advisors solely for the purpose of enabling such attorneys, independent accountants, or financial advisors to provide advice to it; and
7.3.3to its Affiliates, employees, consultants, and agents and actual or potential Sublicensees (in the case of Gemma), collaborators, actual or potential investors, or contractors,

as applicable and as may be needed to exercise its rights or perform its obligations in accordance with the terms of this Agreement;

provided that in each of the cases of Sections 7.3.1-7.3.3 such Person is subject to a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein (or without such agreement for recipients that are financial or legal advisors under a professional code of conduct giving rise to an expectation of confidentiality and non-use at least as restrictive as those set forth in this Agreement).

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 7.3.1 and 7.3.3, it will, except where impracticable, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.  In any such event, each Party agrees to take all reasonable actions to minimize disclosure of the other Party’s Confidential Information.  Any information disclosed pursuant to this Section 7.3 shall remain, subject to Section 7.2, the Confidential Information of the disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 7.

7.4Prior Confidentiality Agreements.  This Agreement supersedes that certain Mutual Confidentiality Agreement between the Parties effective as of [*] (the “CDA”).  All information exchanged between the Parties under the CDA shall be deemed to have been disclosed under this Agreement and shall be subject to the terms of this Article 7.
7.5Public Disclosures; Securities Filings.
7.5.1Press Release.  Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that (a) neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Securities Regulations, (b) either Party may make subsequent public disclosure of the contents of any such approved press release or other public statement, and (c) Passage shall have the right to make public announcements regarding the achievement of any material events regarding the progress of the Development and Commercialization of a Licensed Product under this Agreement, as well as the achievement of Development Milestone Events or Sales Milestone Events, or the receipt of any payments hereunder.
7.5.2Securities Filings.  Notwithstanding anything herein to the contrary, a Party or its Affiliates may disclose the relevant terms of this Agreement to the extent required or advisable to comply with the rules and regulations promulgated by the US Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory (such rules and regulations “Securities Regulations” and each such agency a “Securities Regulator”).  If a Party is required by Law to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to reasonably consult and coordinate with the other Party with respect to such disclosure and, if applicable, the preparation and submission of a confidential treatment request for this Agreement.  Notwithstanding the foregoing, if a Party is required by Law to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (i) promptly notified the other Party in writing of such requirement and any respective timing constraints, (ii) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure, and (iii) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Law or the applicable Securities Regulator.  If a Party seeks to make a disclosure or filing as set forth in this Section 7.5.2 and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will reasonably consider such comments and use good faith efforts to incorporate such comments in the disclosure or filing; provided that prior to making any such filing of this Agreement, the Parties shall reasonably cooperate and use good faith efforts to agree on a redacted form of this Agreement to be so filed.
7.6Use of Names.  Gemma, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Passage, Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Passage or Penn, as applicable.  Notwithstanding the foregoing, Gemma may use the name of Passage or Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Gemma for the purpose of raising financing for the operations of Gemma as related to Licensed Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Passage Technology (subject to the provisions of Article 7) have been licensed by Gemma from Passage and sublicensed by Gemma from Penn, and/or to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with a Securities Regulator in the US.
Article 8
INTELLECTUAL PROPERTY
8.1Ownership.  Inventorship of Arising Know-How and all intellectual property rights therein shall be determined in accordance with principles of inventorship for Patent Rights and other intellectual property under US law, and ownership shall follow inventorship.
8.2Patent Prosecution and Maintenance.
8.2.1Licensed UPenn Patents.  Gemma acknowledges that the Prosecution and Maintenance of the Licensed UPenn Patents shall be controlled by Penn.  Passage shall use Commercially Reasonable Efforts to cooperate with Gemma to provide any comments to such Prosecution and Maintenance of the Licensed UPenn Patents to Penn, as allowable under the UPenn Agreement.  Gemma will bear all amounts required to be paid to Penn under the UPenn Agreement during the Term for the Prosecution and Maintenance of the Licensed UPenn Patents.

8.2.2Gemma Collaboration Patents.  As between the Parties, Gemma shall have the sole right, but not the obligation, to Prosecute and Maintain the Gemma Collaboration Patents in the Territory, at Gemma’s cost and expense.
8.3Cooperation for Patent Extensions.  [*].
8.4Patent Listings.  Passage shall have the sole right to list or de-list the UPenn Patents in the FDA’s “Purple Book” or any equivalent thereto in any country in the Territory with respect to the Licensed Products.  Gemma shall reasonably cooperate with Passage in making or withdrawing any such listing for a UPenn Patent, including executing all necessary documents to implement such patent listing, at its cost and expense.
8.5Common Interest Disclosures.  With regard to any information or opinions exchanged pursuant to this Agreement by the Parties (or their Affiliates) regarding intellectual property owned by Third Parties, the Parties agree that they have a common legal interest in coordinating Prosecution and Maintenance of their respective Patent Rights, as set forth in this Article 8, and in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Development, Manufacturing or Commercialization of the Licensed Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Development, Manufacturing or Commercialization of the Licensed Products.  Accordingly, Gemma and Passage agree that all such information and materials obtained by Gemma or Passage from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement.  All information and materials will be treated as protected by the attorney-client privilege, the work product privilege and any other privilege or immunity that may otherwise be applicable.  By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials.  Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.
8.6Patent Enforcement.
8.6.1Notice.  Each Party shall notify the other within [*] after becoming aware of any alleged or threatened infringement by a Third Party of any UPenn Patent or Gemma Collaboration Patent (an “Infringement Notice”), which infringement adversely affects or could reasonably be expected to adversely affect the Development, Manufacture or Commercialization of any Licensed Product for the Indication in the Field of Use in the Territory, or any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Right (each a “Competitive Infringement”).
8.6.2Gemma Collaboration Patents.  As between the Parties, Gemma shall have the sole right, but not the obligation, to enforce the Gemma Collaboration Patents or take any steps to abate an alleged or actual Third Party infringement of any Gemma Collaboration Patent anywhere in the Territory, at Gemma’s sole cost and expense.

8.6.3Licensed UPenn Patents.
(a)Notification of Infringement.  Gemma [*] without first obtaining the written consent of Passage, which consent will not be unreasonably withheld, conditioned or delayed.  If Gemma [*], then Gemma’s right to request Passage initiate an Enforcement Action under Section 8.6.3(b) below will terminate immediately without the obligation of Passage to provide notice to Gemma.  Passage and Gemma will use their diligent efforts to cooperate with each other and Penn to terminate such infringement without litigation.
(b)Request for Enforcement.  If the Competitive Infringement of a UPenn Patent has not been abated within [*] following the date the Infringement Notice was provided and during the period in which, and in the jurisdiction where, Passage is exclusively licensed under such infringed UPenn Patent (such UPenn Patent, during such period and in such jurisdiction, the “Exclusive Penn Patent Rights”), then Gemma may, but no later than [*] following the date of the Infringement Notice, request Passage to institute an Enforcement Action of an Exclusive Penn Patent Right against the infringer.  Following receipt of such request, Passage shall [*].  Passage shall keep Gemma reasonably informed as to the status of any such Enforcement Action and shall consider in good faith the comments of Gemma with respect thereto.  Gemma acknowledges that Passage or Penn may bring an action with respect to any such Competitive Infringement if not requested by Gemma within such [*] period following the date of the Infringement Notice.
(c)Cooperation.  In connection with any Enforcement Action under this Section 8.6.3, Gemma shall [*].  Gemma shall be entitled to separate representation in an Enforcement Action by counsel of its own choice and at its own cost and expense, but Gemma shall at all times cooperate fully with Passage.
8.6.4Biosimilar Action.  Notwithstanding anything to the contrary in Section 8.6.1, during the Term, each Party shall [*] give written notice to the other Party of any application for [*] (each a “Biosimilar Action”) of which it becomes aware and referencing [*].  Passage shall have the sole and exclusive right, but not the obligation, to prosecute and manage any litigation with respect to any Biosimilar Action at its cost and expense, and Gemma shall cooperate fully in any such action at Passage’s cost and expense.
8.6.5Recoveries.  Unless otherwise agreed to by the Parties in writing, the amount of any recovery from a proceeding brought under Section 8.6.3, or Section 8.6.4 (whether by way of settlement or otherwise) shall [*] with respect to such action ([*]), and any remaining recovery amount shall [*], provided [*].  Unless otherwise agreed by the Parties in writing, the amount of any recovery from a proceeding brought under Section 8.6.2 shall [*].
8.7Infringement of Third Party Rights.
8.7.1Notice.  Each Party shall promptly notify the other Party in writing within [*] after receiving a notice of a claim or assertion that any Licensed Product, or any Passage Technology, infringes or misappropriates any Third Party’s Patent Rights or other intellectual property rights in any country (“Third Party Infringement Claim”), which notice shall include a copy of any summons or complaint (or the equivalent thereof), including, if applicable, a certified translation into English, received regarding the foregoing.  Thereafter, the Parties shall promptly meet to consider the Third Party Infringement Claim and the appropriate course of action and may, if appropriate, agree on and enter into a “joint defense agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  The Parties shall assert and not waive the joint defense privilege, attorney work-product doctrine, attorney client privileges or any other privileges or protections that may apply with respect to any communications between the Parties in connection with the defense of such claim or assertion.
8.7.2Defense.  Unless the alleged infringing Party seeks indemnification for a Third Party Infringement Claim pursuant to Section 10.1 or Section 10.2, as between the Parties, the alleged infringing Party [*].  Neither Party shall enter into any settlement of any such Third Party claim that materially adversely affects the other Party’s rights or interests under this Agreement or imposes any obligation or liability on the other Party without the other Party’s prior written consent (or with respect to Gemma, that materially adversely affects Penn’s rights or interests in the Licensed UPenn Patents or imposes any obligation or liability on Penn without Passage’s prior written consent).
8.8Patent Marking.  Gemma shall mark all Licensed Products in accordance with applicable patent marking laws and shall require all of its Affiliates and Sublicensees to do the same.
8.9Trademarks.  Gemma will solely own all right, title and interest in and to any trademarks adopted for use with the Licensed Products for the Indication in the Field of Use in the Territory, and will be responsible for the registration, filing, maintenance and enforcement thereof.  Neither Passage nor any of its Affiliates will at any time do or authorize to be done any act or thing which is likely to materially impair the rights of Gemma therein, and will not at any time claim any right of interest in or to such marks or the registrations or applications therefor.  Neither Passage nor any of its Affiliates will use Gemma’s or any of its Affiliates’ trademarks or any trademark that is confusingly similar thereto.
Article 9
REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.1Representations and Warranties of Each Party.  Each Party represents and warrants to the other as of the Effective Date that:
9.1.1such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;
9.1.2such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
9.1.3this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

9.1.4such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.
9.2Representations and Warranties of Passage.  Passage represents and warrants to Gemma as of the Effective Date that:
9.2.1it Controls all of the Licensed UPenn Patents;
9.2.2it has received no written notice or allegation, and has no other reasonable basis to believe, that any of the Licensed UPenn Patents are invalid or unenforceable, or that the use, development, practicing or exploitation of any Licensed UPenn Patents infringes the Patent Rights of any Third Party (provided, for clarity, that this Section 9.2.2 will not be construed as requiring Passage to discover, or to conduct any investigation regarding, the Patent Rights of any Third Party of which Passage has no actual knowledge and with respect to which it has not received any written notice or allegation);
9.2.3it has not granted any license or option rights nor made any contractual commitments that are inconsistent with the rights granted to Gemma hereunder;
9.2.4to the knowledge of Passage, the License includes all available Patent Rights Controlled by Passage that are necessary for the Development, Manufacture and Commercialization of the Licensed Products for the Indication in the Field of Use in the Territory.
9.3Mutual Covenants.  Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, such Party shall, and shall cause its Affiliates, Sublicensees and subcontractors to, comply with Law, including, as applicable, cGMP, cGLP and cGCP.  Without limiting the foregoing, the Parties additionally agree as follows:
9.3.1Data Privacy.  Each Party shall: (a) comply with Law in relation to data protection, privacy, or restrictions on, or requirements in respect of, the processing of Personal Data of any kind, including the Health Insurance Portability and Accountability Act, General Data Protection Regulation (Regulation (EU) 2016/679) (GDPR), and any equivalent Law in any other jurisdiction (as any of the foregoing may be amended from time to time, collectively, “Data Protection Laws”) with respect to the collection, use, transfer, storage, destruction, aggregation or other use of subject health information or other Personal Data (as defined in the applicable Data Protection Laws, collectively, “Personal Data”) in connection with its activities under or in connection with this Agreement, including the Development and Commercialization of any Licensed Product hereunder; (b) implement appropriate and reasonable security processes and controls in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of Personal Data in accordance with Data Protection Laws; and (c) take such steps as necessary to comply with Data Protection Laws to permit such Party to disclose Personal Data to the other Party and to permit the other Party to use and disclose such Personal Data for its own purposes in accordance with this Agreement.  Without limiting the foregoing, if required by Law, the Parties will negotiate and enter into a written agreement with respect to the collection, storage, transfer, processing and use of Personal Data by the Parties and their Affiliates as contemplated by this Agreement.

9.3.2No Debarment or Regulatory Sanction.  Neither Party shall employ (or, knowingly use any contractor, subcontractor, distributor or other Person that provides services to such Party in connection with this Agreement that employs) any Person that is debarred, disqualified, blacklisted, banned or subject to any similar sanction by any applicable Regulatory Authority (including, as applicable, the FDA pursuant to its authority under Sections 306(a) and (b) of the FD&C Act) or that is the subject of any investigation or proceeding which may result in debarment, disqualification, blacklisting, banning or any similar sanction by any applicable Regulatory Authority, in each case, in connection with the performance of its activities under this Agreement.  Each Party shall notify the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred, disqualified, blacklisted, banned or subject to any similar sanction by any applicable Regulatory Authority or becomes the subject of any such investigation or proceeding.
9.4Passage Covenants.  Passage hereby covenants to Gemma during the Term that (a) it shall, and shall cause its Affiliates to, remain in compliance in all material respects with the UPenn Agreement, and it shall promptly provide to Gemma any written notice received from or provided to the counterparty to the UPenn Agreement that relates to Gemma’s rights or obligations hereunder, including any notice of breach or default, and (b) it will not (and will cause its Affiliates not to), without Gemma’s prior written consent, grant to any Third Party any license or other right, or any lien or security interest, with respect to any of the Passage Technology in a manner that would conflict with or impair any of the rights or licenses granted to Gemma hereunder.
9.5Gemma Covenants.  Gemma hereby covenants to Passage that it shall, and shall cause its Affiliates, Sublicensees and subcontractors to (a) not directly or indirectly (including where the same is done by a Third Party on behalf of Gemma or its Affiliates, at the urging of Gemma or its Affiliates or with the assistance of Gemma or its Affiliates) institute or make any Challenge of any Licensed UPenn Patents; provided, however, that if any Licensed UPenn Patent is asserted against Gemma or its Affiliates for activities authorized under this Agreement, then Gemma or its Affiliates (or the Sublicensee or sub-Sublicensee) is entitled to all and any defenses available to it including challenging the validity or enforceability of such Patent Right; (b) comply with all Laws that apply to its activities or obligations under this Agreement (e.g., Gemma will comply with applicable United States export laws and regulations) and Gemma acknowledges and agrees the transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Gemma that Gemma will not export data or commodities to certain foreign countries without the prior approval of the agency; and (c) not grant a security interest in any Licensed UPenn Patents.
9.6No Other Warranties.
9.6.1EXCEPT AS EXPRESSLY SET FORTH HEREIN, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PASSAGE, GEMMA, OR THEIR RESPECTIVE AFFILIATES; AND (B) ALL OTHER WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE EXPRESSLY DISCLAIMED BY THE PARTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.  PASSAGE MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF

THE LICENSED COMPOUND OR LICENSED PRODUCTS WILL BE SUCCESSFUL OR ACHIEVE ANY PARTICULAR RESULT.
9.6.2Furthermore, nothing in this Agreement will be construed as:
(a)A representation or warranty by Passage as to the validity or scope of any Licensed UPenn Patents;
(b)A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;
(c)Obligating Passage to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement; and
(d)Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Passage other than the Licensed UPenn Patents as defined herein, regardless of whether such Patent Rights are dominant or subordinate to the Licensed UPenn Patents.
9.6.3Gemma acknowledges and agrees that it has conducted diligence relating to the Passage Technology, and has been offered the opportunity to ask representatives of Passage questions about the Passage Technology.  Passage represents that it has provided such available information as Licensee has requested relating to such Passage Technology and any additional available information that Passage knows to be material to the diligence conducted by Gemma.
Article 10
INDEMNIFICATION
10.1Indemnification by Gemma.
10.1.1Indemnification of Passage.  Gemma shall defend, indemnify and hold Passage, its Affiliates and their respective directors, officers, employees, contractors and agents (the “Passage Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, bodily injury, risk of bodily injury, death and property damage (collectively, “Losses”) arising out of Third Party claims or suits (each, a “Third Party Claim”) related to: (a) the negligence, recklessness or wrongful intentional acts or omissions of Gemma, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Gemma’s performance of its obligations or exercise of its rights under this Agreement; (b) any breach of this Agreement by Gemma; or (c) the Development, Manufacturing or Commercialization (including commercial manufacturing, packaging and labeling of Licensed Products, and all product liability losses) of a Licensed Product by or on behalf of Gemma or its Affiliates or Sublicensees; except, in each case (a)-(c), to the extent such Losses arise out of any conditions set forth in Sections 10.2(a)-(c) for which Passage is obligated to indemnify any Gemma Indemnitee under Section 10.2.

10.1.2Indemnification of Passage under the UPenn Agreement.  Without limiting Section 10.1.1, Gemma shall defend, indemnify and hold the Passage Indemnitees harmless from and against any and all Losses related to either (or both) of the UPenn Letter Agreements or a breach of the UPenn Agreement by Passage, in each case, caused by any acts or omissions of a Gemma Indemnitee; except to the extent such Losses arise out of any conditions set forth in Sections 10.2(a)-(c) for which Passage is obligated to indemnify any Gemma Indemnitee under Section 10.2.
10.1.3Indemnification of Penn.  Gemma shall defend, indemnify and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all Losses arising out of a Third Party Claim related to: (a) the negligence, recklessness or wrongful intentional acts or omissions of Gemma, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Gemma’s performance of its obligations or exercise of its rights under this Agreement; (b) any breach of this Agreement by Gemma; (c) the Development, Manufacturing or Commercialization (including commercial manufacturing, packaging and labeling of Licensed Products, and all product liability losses) of a Licensed Product by or on behalf of Gemma or its Affiliates or Sublicensees; or (d) any enforcement action or suit brought by Gemma against a Third Party for infringement of any UPenn Patent; provided that Gemma’s obligations pursuant to this Section 10.1.3 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of Penn Indemnitees as determined by a court of law.
10.2Indemnification by Passage.  Passage shall defend, indemnify and hold Gemma, its Affiliates and their respective directors, officers, employees, contractors and agents (the “Gemma Indemnitees”) harmless from and against any and all Losses arising out of any Third Party Claim related to: (a) the negligence, recklessness or wrongful intentional acts or omissions of Passage, its Affiliates and its or their respective directors, officers, employees and agents, in connection with Passage’s performance of its obligations or exercise of its rights under this Agreement; or (b) any breach of this Agreement by Passage; except, in each case (a)-(b), to the extent such Losses arise out of any conditions set forth in Sections 10.1(a)-(c) for which Gemma is obligated to indemnify any Passage Indemnitee under Section 10.1.
10.3Procedure.
10.3.1Notice.  The Party seeking indemnification under Section 10.1 or Section 10.2 (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such Section within [*] after receiving written notice of such Third Party Claim, it being understood and agreed, however, that the failure or delay by an Indemnified Party to timely give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure or delay to give notice.
10.3.2Procedure.  The Indemnifying Party shall assume and conduct the defense of the Third Party Claim using counsel of its choice; provided, however, that the Indemnified Party may participate in and monitor such defense with counsel of its choice at its own expense, subject to the Indemnifying Party’s right to control such defense.  With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense: (a) the Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with such defense, (b) the Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party if the settlement would: (i) result in or impose any obligation (including any payment obligation) on the Indemnified Party, or (ii) result in any admission of wrong-doing or fault by the Indemnified Party, and (c) so long as the Indemnifying Party is actively defending the Third Party Claim in good faith, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party.  If the Parties cannot agree as to the application of Section 10.1 or Section 10.2 to any Third Party Claim, pending resolution of the dispute pursuant to Section 12.6, the Parties may conduct separate defenses of such Third Party Claim(s), with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or Section 10.2, as applicable, upon resolution of the underlying claim.  If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, (A) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate, and (B) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided under Section 10.1 or Section 10.2.  Notwithstanding anything to the contrary in this Section 10.3.2, in the event that Passage or Penn believes in good faith that a bona fide conflict exists between Gemma and Passage or Penn or any other Passage Indemnitee or Penn Indemnitee with respect to a claim or suit subject to indemnification hereunder, then Passage or Penn or any other Passage Indemnitee or Penn Indemnitee shall have the right to defend against any such claim or suit itself, including by selecting its own counsel, with any reasonable attorney’s fees and litigation expenses being paid for by Gemma.  Gemma will pay such fees and expenses either directly or will reimburse such Person within [*] after Gemma’s receipt of an invoice for such fees and expenses.
10.4Insurance.  Within [*] of the Effective Date, Gemma shall (and shall cause its Affiliates to) obtain commercial general liability, product liability and other appropriate insurance in an amount consistent with industry standards in light of its obligations under this Agreement, including:
10.4.1Commercial Form General Liability Insurance (contractual liability included) with limits no less than as follows:
(a)Each occurrence [*];
(b)General aggregate [*]; and
10.4.2Prior to the commencement of Clinical Studies:
(a)Clinical trials liability insurance with limits no less than [*]; and
10.4.3Prior to the First Commercial Sale:
(a)Products liability insurance with limits no less than[*].

Gemma shall (and shall cause its Affiliates and Sublicensees to) maintain such insurance (including in the amounts set forth above) during the Term and for [*] thereafter.  Passage may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section, and has the right to require Gemma to adjust the limits in Passage’s reasonable discretion.

10.4.4Gemma expressly understands, however, that the coverages and limits in this Section 10.4 do not in any way limit Gemma’s liability or indemnification obligations.  Gemma’s insurance will:
(a)Be issued by an insurance carrier with an [*] or better;
(b)Provide for [*] advance written notice to Passage and Penn of any modification;
(c)State that Passage and Penn are endorsed as an additional insured with respect to the coverages in this Section 10.4; and
(d)Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by Passage or Penn.
10.4.5Gemma shall furnish to Passage (and if requested by Passage, Penn) (a) a valid certificate of insurance evidencing compliance with all requirements of this Agreement, and (b) additional insured endorsements for Gemma’s applicable policies naming Passage and “The Trustees of the University of Pennsylvania” as additional insureds.  Gemma shall furnish both documents within [*] after the Effective Date, once per year thereafter, and at any time there is a modification in or to such insurance.
10.5Limitation of Liability.  EACH PARTY AND ITS AFFILIATES SHALL NOT BE LIABLE TO THE OTHER PARTY AND ITS AFFILIATES FOR (A) ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR (B) ANY LOSS OF PROFITS OR REVENUE, IN EACH CASE (A) AND (B) ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM IS IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (I) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2, OR (II) LIABILITIES ARISING FROM A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 3.1 OR ARTICLE 7.
Article 11
TERM AND TERMINATION
11.1Term.  This Agreement shall be effective commencing on the Effective Date and shall expire in its entirety upon the expiration of the last to expire Royalty Term with respect to all Licensed Products and all countries (the “Term”), unless terminated earlier in accordance with this Article 11 or by mutual written agreement of the Parties.  Following the expiration of the Royalty Term for a Licensed Product in a particular country, the License shall become non-exclusive, fully paid-up and royalty-free (subject to any payments owed under the UPenn

Agreement in and for such country), perpetual, and irrevocable for such Licensed Product in and for such country.  Upon the expiration of the Term, the License shall become non-exclusive, fully paid-up and royalty-free (subject to any payments owed under the UPenn Agreement), perpetual, and irrevocable in its entirety.

11.2Termination for Diligence Event Failure. In the event Gemma fails to achieve any Diligence Event by the corresponding Achievement Date (as the same may be extended under this Agreement in accordance with Section 6.7) and does not cure such breach within [*] after Gemma’s receipt of written notice (or a longer period of up to [*] if the Parties mutually agree that such longer period is necessary and acceptable) to the reasonable satisfaction of Passage or Penn, as applicable, Passage shall have the right and option to terminate this Agreement, upon written notice, with immediate effect.
11.3Termination for Convenience; Termination for Cause.

(a) Gemma may, at its convenience, terminate this Agreement in its entirety or terminate a Licensed Product for the Indication in the Field of Use, upon providing at least [*] prior written notice to Passage of such intention to terminate, provided that upon termination of a Licensed Product, except as set forth in Section 11.7.3, Gemma shall cease using the License for making, using, or selling the affected Licensed Product for the Indication in the Field of Use; provided further, that Gemma may not terminate this Agreement in its entirety or terminate a Licensed Product for the Indication in the Field of Use, in either case for convenience prior to the first anniversary of the Effective Date and full payment of the amounts due to Passage under Section 5.1.

(b) Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and does not cure such breach within [*] (or within [*] with respect to a breach of any payment obligation) following receipt of written notice of such breach from the non-breaching Party; provided however, that if the breach is capable of being cured, but cure of such breach cannot reasonably be effected within such [*] period, then the cure period shall be extended an additional [*] (for a total of [*] following receipt of written notice of such breach from the non-breaching Party).  Additionally, Passage shall have the right to terminate this Agreement in its entirety (i) upon [*] written notice if Gemma fails to comply with any Laws that apply to its activities or obligations under this Agreement, which failure(s) can be remedied, and Gemma fails to remedy such lack of compliance within such [*] period, and (ii) upon written notice, with immediate effect, if Gemma grants a security interest in any Licensed UPenn Patents.

11.4Termination for Bankruptcy.
11.4.1Right to Terminate.  Each Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [*] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
11.4.2Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“US Bankruptcy Code”) or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the US Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  In the event that a case under the US Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws is commenced by or against a Party, the other Party shall have all of the rights and elections set forth in Section 365(n) or comparable provision of applicable bankruptcy or insolvency laws to the maximum extent permitted thereby.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the US Bankruptcy Code or any comparable provision of applicable bankruptcy or insolvency laws, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to such other Party (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless such Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by such Party upon written request therefor by such other Party.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the US Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws: (a) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of the Licensed Products; (b) the right to contract directly with any Third Party described in (a) to complete the contracted work; and (c) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.
11.5Termination for Patent Challenge.  In the event that Gemma or any of its Affiliates or Sublicensees directly takes any action, or knowingly provides financial or other assistance (including direct legal or technical advice) to any Third Party, to challenge in a court or administrative proceeding any claim in any Licensed UPenn Patent as being invalid, unenforceable or otherwise not patentable, this Agreement shall immediately and automatically terminate in its entirety upon the initiation of such challenge, with or without any further action by Passage; provided, however, that this Agreement shall not so automatically terminate if Gemma (or its Affiliate) or such Sublicensee challenged such Licensed UPenn Patent in defense of claims asserted by or on behalf of Passage (or its Affiliate) against Gemma (or its Affiliate) or such Sublicensee, for activities authorized under this Agreement pursuant to Section 9.5(a).
11.6Full Force and Effect During Notice Period.  This Agreement shall remain in full force and effect during the period commencing on the date of notice of termination of this Agreement and ending on the effective date of termination of this Agreement, including that Gemma shall owe royalties on Net Sales of Licensed Products made during such period, and shall be obligated to make any Development Milestone Payment or Sales Milestone Payment achieved during such period, even if the due date of such payment comes after the effective date of termination.

11.7Effect of Termination.  Without limiting any other legal or equitable remedies that either Party may have under this Agreement, in the event of termination of this Agreement in its entirety for any reason, the terms of this Section 11.7 will apply as of the effective date of such termination.
11.7.1Licenses.  All rights and licenses granted by either Party to the other Party pursuant to this Agreement shall terminate, and, subject to Section 11.7.2, all sublicenses granted hereunder by Gemma or its Affiliates shall also terminate.
11.7.2Sublicense Survival.  Upon termination of this Agreement for any reason (other than any such termination that results in the termination of the UPenn Agreement with respect to the Indication), upon the request of any Third Party Sublicensee, Passage will enter into a direct license with such Sublicensee on the same terms as this Agreement, taking into account any differences in license scope, territory and duration of the sublicense grant and, subject to the proviso in this sentence, Passage will, and does hereby grant to each such Sublicensee, a direct license during the period from the termination of this Agreement until Passage and each such Sublicensee have entered into such direct license (each a “New License Agreement”); provided that, at the time of such termination, (a) such Sublicensee is not in breach of its sublicense agreement with Gemma or its Affiliate, and (b) the UPenn Agreement remains in full effect with respect to the Indication.  Under any such New License Agreement between Passage and such former Sublicensee, such former Sublicensee will be required to pay to Passage the same amounts in consideration for such direct license as Passage would have received from Gemma pursuant to this Agreement on account of such former Sublicensee’s Development or Commercialization of Licensed Products had this Agreement not been terminated.  Under such New License Agreement, Passage will not be bound by any grant of rights broader than, and will not be required to perform any obligations other than those rights and obligations contained in this Agreement, and all applicable rights of Passage set forth in this Agreement will be included in such New License Agreement.  Notwithstanding the foregoing, Passage will not be obligated to enter into a New License Agreement with a Third Party Sublicensee of Gemma unless such Sublicensee notifies Passage within [*] after the termination of this Agreement that it wishes to enter into a New License Agreement.
11.7.3Winddown; Sell-Off.  Gemma shall be responsible for the prompt wind-down of Gemma’s, its Affiliates’ and their respective Sublicensees’ Development, Manufacturing and Commercialization of the Licensed Products in the Territory in compliance with Law.  Notwithstanding the foregoing, other than in the event of termination of this Agreement by Passage pursuant to Section 11.2, Section 11.3(b), or Section 11.4, and so long as the UPenn Agreement is still in effect with respect to the Licensed Products, during the [*] period following the effective date of termination, Gemma and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of all Licensed Products for the Indication then in its or their respective inventory and any in-progress inventory; provided that Gemma shall continue to make payments to Passage on Net Sales of such Licensed Products in accordance with Section 5.4, and the rights and licenses granted to Gemma hereunder shall survive to the extent necessary for Gemma (and its Affiliates and Sublicensees) to conduct such sell-off.  Except in connection with activities pursuant to the foregoing, Gemma, its Affiliates and, subject to Section 11.7.2, Sublicensees shall cease all exploitation of the Licensed Products.
11.8Program Reversion.  Passage shall have, and Gemma hereby grants to Passage, effective upon termination of this Agreement for any reason other than in the event of termination of this Agreement by Gemma pursuant to [*], a worldwide, fully-paid, royalty-free, perpetual, irrevocable, sublicensable (through multiple tiers) exclusive license under any Gemma Collaboration Know-How and Gemma Collaboration Patents solely to Develop, Manufacture, and Commercialize the Licensed Products in the Indication in the Field of Use in the Territory.  In addition, upon Passage’s request in writing within [*] after the effective date of termination, subject to Section 11.7.2, Gemma shall (and shall cause its Affiliates and Sublicensees to) (i) transfer and assign to Passage or its designee all Regulatory Submissions and Regulatory Approvals Controlled by Gemma, its Affiliates or Sublicensees for the Licensed Products in the Indication in the Field of Use, and (ii) transfer, or at Passage’s election, wind-down the conduct of any ongoing Clinical Studies for a Licensed Product in the Indication in the Field of Use then being conducted by Gemma, its Affiliates or Sublicensees to Passage or its designee, or (iii) subject to Section 11.7.3, transfer to Passage all inventory of Licensed Products in the Indication then Controlled by Gemma, its Affiliates or Sublicensees at the actual cost of such supply, plus any reasonable costs associated with such transfer; provided that other than in the event of termination of this Agreement pursuant to Section 11.3(b) by Gemma, all such transfers (or wind-downs) shall be at Gemma’s sole cost and expense.
11.9Confidential Information.  Upon the expiration or termination of this Agreement in its entirety, at the disclosing Party’s election, the receiving Party shall return or destroy all tangible materials to the extent comprising, bearing or containing any Confidential Information of the disclosing Party that are in the receiving Party’s or its Affiliates’ respective possession or control and provide written certification of such destruction (if applicable) to the disclosing Party; provided that the receiving Party may retain one (1) copy of such Confidential Information for its archives solely to monitor compliance with its obligations herein or may retain such Confidential Information for which it has any continuing rights; and provided further that the receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.
11.10Termination Not Sole Remedy.  Termination is neither Party’s sole remedy under this Agreement and, whether or not termination is effected by a Party and notwithstanding anything contained in this Agreement to the contrary, all other remedies in law or equity shall remain available to both Parties except as agreed to otherwise herein.
11.11Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  In addition, the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1, Article 7, Article 8, Article 10, Article 11, Article 12, and Sections 2.6, 5.11, and 9.6.
Article 12
MISCELLANEOUS

12.1Assignment.
12.1.1Generally.  This Agreement may not be assigned or transferred by either Party in whole or in part without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party shall have the right, without the prior written consent of the other Party, to assign or transfer this Agreement or its rights and obligations hereunder to (i) its Affiliate, or (ii) its successor in interest in connection with a Change of Control.  A Party shall notify the other Party in writing of any assignment of this Agreement by such Party within [*] thereof.  The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party.  Any attempted assignment not in accordance with this Section 12.1 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
12.1.2Effect of Change of Control.
(a)Whether or not this Agreement is assigned by Passage pursuant to Section 12.1.1, the Parties agree that all Patent Rights, Know-How, Regulatory Materials, Materials or other intellectual property rights of any Acquiror of Passage will be deemed not to be “Controlled” by Passage for purposes of this Agreement and will be automatically excluded from the rights licensed to Gemma under this Agreement.
(b)Notwithstanding anything in Section 5.1 to the contrary, any unpaid portion of the amounts due to Passage under Section 5.1 shall become immediately due and payable to Passage upon a Change of Control.
12.2Use of Affiliates.  Either Party shall have the right to exercise its rights and perform its obligations under this Agreement through any of its Affiliates.  In each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, (a) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement, and (b) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.
12.3No Discrimination.  Neither Party will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.
12.4Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.
12.5Governing Law; English Language.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to any rules of conflict of laws that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The United Nations Convention on Contracts for the International Sale of Goods (CISG) of 11 April 1980 shall not be applicable.

This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

12.6Dispute Resolution.
12.6.1Disputes.  Any dispute, controversy or claim arising from or related to this Agreement, including the formation, existence, validity, enforceability, performance, interpretation, breach, or termination hereof (a “Dispute”) that is not an Excluded Claim (as defined below) shall be finally resolved in accordance with Section 12.6.2.  Notwithstanding the foregoing, any decisions that are subject to mutual agreement of the Parties will not be subject to the provisions of this Section 12.6 so long as such decisions are made in accordance with this Agreement.
12.6.2Early Resolution; Arbitration.
(a)Early Resolution.  Any Dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Executive Officers shall be set forth in writing and shall be conclusive and binding on the Parties.  If the Executive Officers are not able to agree on the resolution of any such Dispute within [*] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then the Parties shall submit such Dispute to be finally resolved by arbitration in accordance with Section 12.6.2(b).  To the extent any Dispute relates to an action or decision required to be taken or made under the UPenn Agreement within a certain time period, the Parties shall use their best efforts to resolve such Dispute within such time period required for such action or decision. To the extent any such Dispute has not been resolved with such time period, and notwithstanding anything herein to the contrary, Passage shall have final decision making authority with respect to, and nothing herein shall prevent Passage from taking or making, any such action or decision required to be taken or made under the UPenn Agreement within such time period.
(b)Arbitration.  Any arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules in effect at the time of submission, as modified by this Section 12.6.2(b).  The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of relevant experience in the biopharmaceutical industry, each of whom will be impartial and independent.  Each Party will appoint one (1) arbitrator and the third (3rd) arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within [*] following appointment of the second arbitrator, by the AAA.  Such arbitration will take place in Philadelphia, Pennsylvania and will be conducted in English.  The arbitration award will be a final and binding determination of the Dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 10.5.  Subject to any award by the arbitration panel, each Party shall be responsible for its fees, costs, and expenses for conducting the arbitration; provided that the Parties will share payment for the third arbitrator.
12.6.3Confidentiality.  Except to the extent necessary to comply with Law, legal process or a court order, or to enforce a final settlement agreement or secure enforcement of any arbitration award, the Parties agree that the existence, terms and content of any arbitration pursuant to Section 12.6.2(b), all information and documents disclosed in any such arbitration or evidencing any such arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any such arbitration, shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.
12.6.4Excluded Claims.  As used in this Section 12.6, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a Patent Right, trademark, copyright, or trade secret, or (b) any antitrust-, anti-monopoly- or competition-related Law.  Any action concerning Excluded Claims may be brought in any court having jurisdiction.
12.6.5Equitable Relief.  Nothing in this Section 12.6 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, either prior to or during any arbitration, to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
12.7Waivers and Amendments.  The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.  Any waivers under this Agreement must be in writing to be effective.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
12.8Relationship of the Parties.  The Parties have the relationship of independent contractors to each other under this Agreement, and nothing contained herein is intended or is to be construed so as to constitute one Party as a partner, agent, or joint venturer of the other Party.  In addition, nothing in this Agreement shall be construed to give a Party the power or authority to act for, bind or commit the other Party or its Affiliates to or under any contract, agreement, or undertaking with any Third Party.
12.9Notices.  All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message, or (b) the earlier of when received by the addressee or [*] after the date it was sent, if sent by registered mail or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Passage:	Passage Bio, Inc. 2005 Market St 39th Floor Philadelphia, PA 19103 ATTN: Chief Executive Officer

With a copy to (which shall not constitute notice):
Passage Bio, Inc.
2005 Market St
39th Floor
Philadelphia, PA 19103
ATTN: General Counsel

If to Gemma:	Gemma Biotherapeutics, Inc.

1831 Delancey Place

Philadelphia, PA 19103

ATTN: Chief Executive Officer

With a copy to (which shall not constitute notice):
McDermott Will & Emery LLP

200 Clarendon Street, Floor 58

Boston, MA 02116

ATTN: Brian Bunn

12.10No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with this Agreement or any provision contained herein or contemplated hereby.  Notwithstanding the foregoing, each of Passage and Gemma agree and acknowledge that Penn is an intended third party beneficiary, and is entitled to rely on, the representations, warranties and covenants of Gemma, and remedies, set forth herein as if an original party to this Agreement.
12.11Further Assurances.  Passage and Gemma hereby agree without the necessity of any further consideration to execute, acknowledge, and deliver any and all administrative documents and take any ministerial action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
12.12Entire Agreement.  This Agreement, the UPenn Agreement, and the Transition Services Agreement, including all Exhibits and Schedules hereto and thereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, including the CDA.
12.13Counterparts.  This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  Neither Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

12.14Expenses.  Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and signing of this Agreement.
12.15Construction.  The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
12.16Interpretation.  The captions and headings in this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits and Schedules hereto.  If any conflict exists between the main body of this Agreement and any Exhibit or Schedule hereto, the main body of this Agreement shall prevail.  Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (d) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (e) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (f) words of any gender include the other genders; (g) words using the singular or plural number also include the plural or singular number, respectively; and (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.
12.17Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
12.18Export.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Gemma or Passage from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other Governmental Body approval, without first obtaining the written consent to do so from the appropriate Governmental Body.

[Signature page follows]

IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Passage Bio, Inc.	Gemma Biotherapeutics, Inc.

By: _/s/ Will Chou_______________	By: _/s/ Annalisa Jenkins__________
Name: Will Chou, M.D.	Name: Annalisa Jenkins
Title: Chief Executive Officer	Title: President

List of Schedules:

Schedule 1.60: Licensed Compound

Schedule 1.119: UPenn Patents (existing as of the Effective Date)

List of Exhibits:

Exhibit A: Specified Obligations

Exhibit B: Form of SDR Report

Exhibit C: Form of Financial Report

Exhibit D: Third Party Milestones

Exhibit E: Diligence Events

[Signature Page to Exclusive License Agreement (GM1)]

SCHEDULE 1.60
LICENSED COMPOUND

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SCHEDULE 1.119
UPENN PATENTS

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EXHIBIT A
SPECIFIED OBLIGATIONS

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EXHIBIT B
FORM OF SDR REPORT

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EXHIBIT C
FORM OF FINANCIAL REPORT

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EXHIBIT D
THIRD PARTY MILESTONES

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EXHIBIT E
DILIGENCE EVENTS

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